Exhibit 99.1

February 21, 2007

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Mike Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS SELLS AUDITORY TESTING EQUIPMENT (TYMPANY) DIVISION

Salt Lake City, Utah, February 21, 2007 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced that it has sold its auditory testing equipment division, Tympany, Inc. (“Tympany”), to a private third party, Tympany Holdings, LLC. Sonic expects to recognize a small gain on the sale.

Tympany, which was purchased by Sonic in December 2004, develops, manufactures and sells the Otogram™, a proprietary, automated diagnostic hearing testing device. Tympany generated losses of $2.2 million in 2006 and $12.7 million in 2005. Earlier this month, Sonic announced the Tympany division was available for sale, and treated Tympany as a discontinued operation in its consolidated operating results, and as “held-for-sale” in its consolidated balance sheet at December 31, 2006.

“Sonic’s core competency is providing our customers with superior quality hearing aids and related services,” said Sam Westover, Sonic’s President and CEO. “The decision to sell the Tympany division is another step in our renewed focus to provide maximum shareholder value by concentrating on our core business and our commitment to enhance our customer relationships.”

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: the market acceptance of our products; we face aggressive competition in our business; acquisitions could be difficult to integrate, disrupt our business and harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks that could result in lower sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.